As filed with the Securities and Exchange Commission on February 12, 2003

                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                      LEXINGTON CORPORATE PROPERTIES TRUST
             (Exact Name of Registrant as Specified in Its Charter)

                   Maryland                               13-3717318
         (State or Other Jurisdiction                  (I.R.S. Employer
      of Incorporation or Organization)             Identification Number)

                              355 Lexington Avenue
                               New York, NY 10017
                                 (212) 692-7260
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                         T. Wilson Eglin                                                    With copies to:
  Chief Executive Officer, President and Chief Operating Officer                         Barry A. Brooks, Esq.
               Lexington Corporate Properties Trust                              Paul, Hastings, Janofsky & Walker LLP
                       355 Lexington Avenue                                               75 East 55th Street
                        New York, NY 10017                                              New York, New York 10022
                          (212) 692-7260                                                     (212) 318-6000
        (Name, Address, Including Zip Code, and Telephone
        Number, Including Area Code, of Agent For Service)

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                               ------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                               ------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                        Proposed Maximum     Proposed Maximum
    Title of each class of securities                 Amount to Be       Offering Price         Aggregate           Amount of
             to be registered                        Registered (1)       Per Unit (2)      Offering Price (2)   Registration Fee
====================================================================================================================================
Common shares of beneficial interest, par value      2,000,000 (3)           $ 16.11         $ 32,220,000.00      $ 2,964.20 (3)
   $0.0001 per share...........................
====================================================================================================================================

  (1) This Registration Statement shall also cover any additional common shares which become issuable under the registrant's Dividend Reinvestment Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of common shares.
  (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sales prices for common shares, as reported on the New York Stock Exchange on February 10, 2003, which was within five business days prior to the date of filing of this registration statement.
  (3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus constituting Part I of this Registration Statement is a combined prospectus which also relates to the offering of common shares registered pursuant to a Registration Statement on Form S-3 filed by the registrant on September 29, 2000 (File No. 333-47064).

                               ------------------

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONSTITUTING PART I OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO THE OFFERING OF COMMON SHARES REGISTERED PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3 PREVIOUSLY FILED BY THE REGISTRANT (FILE NO. 333-47064).
================================================================================

Prospectus

--------------------------------------------------------------------------------

                      LEXINGTON CORPORATE PROPERTIES TRUST

                           Dividend Reinvestment Plan
                 2,139,334 Common Shares Of Beneficial Interest

--------------------------------------------------------------------------------


            We are Lexington Corporate Properties Trust, a self-managed and self-administered real estate investment trust that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. Our executive offices are located at 355 Lexington Avenue, New York, New York 10017, and our telephone number is (212) 692-7260.

            We previously established our Dividend Reinvestment Plan, which we refer to as the plan, and we have now amended and restated the plan. This prospectus describes the plan, as it has been amended and restated.

            Some highlights of the plan are as follows:

            o The plan provides to holders of common shares of beneficial interest, par value $0.0001 per share, whom we refer to as shareholders, and holders of units of limited partnership interest, or OP units, in any of our three operating partnership subsidiaries, whom we refer to as unitholders, a simple and convenient method to purchase common shares by reinvesting in common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units.

            o The common shares purchased for the accounts of the participants under the plan will be purchased directly from us at a 5% discount from the market price of the common shares on the New York Stock Exchange. (See Question 16 - "What is the price of common shares purchased under the plan?" - on page 15 of this prospectus.)

            o You are not required to pay brokerage commissions or other expenses in connection with the purchase of common shares under the plan.

            Mellon Bank, N.A., or a successor selected by us, is the administrator of the plan.

            To enroll in the plan, you must complete and return an enrollment card to the administrator. For further information, you should contact the administrator. (See Question 4 - "How does an eligible shareholder or unitholder enroll in the plan?" - on page 11 of this prospectus.)

            Our common shares trade on the New York Stock Exchange under the symbol "LXP." On February 10, 2003, the last reported sale price of our common shares, as reported on the New York Stock Exchange, was $16.10 per common share.


                               ------------------

      YOU SHOULD BE AWARE THAT AN INVESTMENT IN OUR COMMON SHARES INVOLVES VARIOUS RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
     THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                               ------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 2003.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


ABOUT THIS PROSPECTUS.........................................................ii

WHERE YOU CAN FIND MORE INFORMATION...........................................ii

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING
            INFORMATION......................................................iii

PROSPECTUS SUMMARY.............................................................1

            The Company........................................................1

            Risk Factors.......................................................1

            Description Of The Plan............................................1

RISK FACTORS...................................................................3

DESCRIPTION OF THE PLAN.......................................................10

            Purpose Of The Plan...............................................10

            Participation.....................................................10

            Advantages and Disadvantages......................................12

            Administration....................................................13

            Dividends and Distributions.......................................14

            Common Share Purchases............................................15

            Safekeeping Service...............................................16

            Sale Of Common Shares Held In The Plan............................16

            Issuance Of Certificates..........................................17

            Costs.............................................................17

            Termination Of Plan Participation.................................18

            Additional Information............................................18

USE OF PROCEEDS...............................................................19

FEDERAL INCOME TAX CONSIDERATIONS.............................................19

            Federal Income Tax Considerations Relating to the Plan............19

            Federal Income Tax Considerations Relating to the REIT............20

EXPERTS.......................................................................28

LEGAL MATTERS.................................................................29

                              ABOUT THIS PROSPECTUS

            All references to "the Company," "we," "our" and "us" in this prospectus mean Lexington Corporate Properties Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. All references to "the operating partnerships" in this prospectus mean, individually and collectively, Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P. and Net 3 Acquisition L.P., which are our operating partnership subsidiaries. The term "you" refers to a prospective participant in the plan.

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which is commonly referred to as the SEC. You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

            1. The Company's Annual Report on Form 10-K (Commission File No. 1-12386) for the year ended December 31, 2001, filed on February 21, 2002.

            2. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended March 31, 2002, filed on May 14, 2002.

            3. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended June 30, 2002, filed on August 14, 2002.

            4. The Company's Current Report on Form 8-K (Commission File No. 1-12386), filed on September 16, 2002.

            5. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-12386) for the quarter ended September 30, 2002, filed on November 13, 2002.

            6. The Company's Current Report on Form 8-K (Commission File No. 1-12386), filed on December 24, 2002.

            7. The description of the Company's common shares of beneficial interest, par value $0.0001 per share, (including the description of the restrictions on transfers of the Company's common shares) contained in the Company's Registration Statement on Form S-3 (Registration Statement No. 102307) filed pursuant to the Securities Act of 1933, as amended, including any amendments or reports filed to update the description.

            You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                    Patrick Carroll, Chief Financial Officer
                      Lexington Corporate Properties Trust
                              355 Lexington Avenue
                            New York, New York 10017
                                 (212) 692-7260

            This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

            Certain information included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which is commonly referred to as the Securities Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically, adverse developments with respect to our tenants, legislative/regulatory changes including changes to laws governing the taxation of REITs, availability of debt and equity capital, interest rates, competition, supply and demand for properties in our current and proposed market areas, policies and guidelines applicable to REITs, and the other factors described under the heading "RISK FACTORS" beginning on page 3 of this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

            We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur and our actual results could differ materially from those anticipated or implied in the forward-looking statements.

                               PROSPECTUS SUMMARY

            This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should carefully read this entire prospectus, especially "RISK FACTORS" beginning on page 3 of this prospectus, as well as the documents incorporated by reference in this prospectus, as provided in "WHERE YOU CAN FIND MORE INFORMATION" beginning on page ii of this prospectus, before making an investment decision.

The Company

            We are a self-managed and self-administered real estate investment trust, commonly referred to as a REIT. Our common shares are listed on the New York Stock Exchange. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. We are organized under Maryland law and have elected to be taxed as a REIT for federal income tax purposes, and we intend to continue operating so as to qualify as a REIT.

            We grow our portfolio primarily by acquiring properties in sale-leaseback transactions and from developers of newly constructed properties built to suit the needs of corporate tenants. Additionally, we enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities. Our operating partnership structure enables us to acquire properties by issuing OP units to sellers as a form of consideration. All of the OP units which have been issued as of the date of this prospectus are redeemable at various times, at the option of the holders thereof, on a one-for-one basis (subject to certain anti-dilution adjustments) for common shares.

            Our executive offices are located at 355 Lexington Avenue, New York, New York 10017, and our telephone number is (212) 692-7260.

Risk Factors

            An investment in our common shares involves various risks. For a discussion of factors that should be considered in evaluating such an investment, see "RISK FACTORS" beginning on page 3 of this prospectus.

Description Of The Plan

            Our Dividend Reinvestment Plan provides to shareholders and unitholders a simple and convenient method by which they can purchase our common shares by reinvesting in our common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units at a discount from the market price of our common shares without paying any service fees, trading fees or other charges. We refer to shareholders and unitholders who enroll in the plan as participants.

            We previously established our Dividend Reinvestment Plan, which we refer to as the plan, and we have now amended and restated the plan. This prospectus describes the plan, as it has been amended and restated.

            Mellon Bank, N.A., or a successor selected by us, is the administrator of the plan. The administrator will use the participants' dividends or distributions (as applicable) to purchase common shares for the accounts of the participants directly from us. The price of common shares purchased directly from us for the accounts of the participants will be 95% of the average of the high and low sales prices of our common shares reported on the New York Stock Exchange on the five trading days prior to the date on which dividends or distributions (as applicable) are paid. We reserve the right to modify the pricing or any other provision of the plan at any time.

            If you are not now a participant in the plan, you may enroll in the plan by delivering an enrollment card to the administrator. An enrollment card is enclosed with this prospectus, and additional copies of the enrollment card can be obtained by request from the administrator. Upon receipt of your enrollment card by the administrator, your enrollment will be processed and the administrator will send you a confirmation. Participants in the plan prior to the amendment and restatement of the plan described in this prospectus will continue to be participants in the plan without the need for any further action. Participation in the plan is strictly voluntary. Participants may terminate their enrollment in the plan and withdraw their common shares from their accounts at any time, subject to the terms outlined in this prospectus. Shareholders and unitholders who do not wish to participate in the plan will continue to receive their dividends or distributions (as applicable) as declared, in the usual manner.

            This prospectus relates to authorized and unissued common shares registered for issuance under the plan. We suggest that you read this prospectus carefully and retain it for future reference.

                                  RISK FACTORS

            In evaluating an investment in our common shares, you should carefully consider the following factors, in addition to other information set forth or incorporated by reference in this prospectus. See the section entitled "WHERE YOU CAN FIND MORE INFORMATION" on page ii of this prospectus. Unless otherwise indicated, all financial and property information is presented as of September 30, 2002.

            Risks Involved in Single Tenant Leases. We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant resulting in the termination of a lease may cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.

            Dependence on Major Tenants. Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our rental revenues. As of September 30, 2002, our fifteen largest tenants/guarantors, which occupy thirty-one properties, represented 52.5% of our rental revenue (including our proportionate share of non-consolidated entities) for the preceding nine months, with two tenants representing 16.0% of our rental revenue. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of rental revenue from these tenants and/or result in vacancies, which would reduce our rental revenue and increase our operating costs until the affected property is re-let, and could decrease the ultimate sale value of that property. Upon the expiration of the leases that are currently in place with respect to each of these properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.

            Kmart Corporation, our largest tenant based upon rental revenues, filed for Chapter 11 bankruptcy protection on January 22, 2002. Kmart leases a
1.7 million square foot distribution facility in Warren, Ohio. We have no retail properties leased to Kmart. The Kmart lease expires on September 30, 2007. As of the date of this prospectus, current annual net cash rents are $9.4 million and annual net rents on a straight-line basis are $8.9 million, which represented approximately 8.1% of our rental revenue (including our proportionate share of non-consolidated entities) for the nine months ended September 30, 2002. Rent is payable in arrears on April 1 and October 1. At September 30, 2002, we had $8.9 million in accounts receivable from Kmart, including $2.6 million in pre-bankruptcy petition rent for the period from October 1, 2001 through January 21, 2002, plus $2.1 million in straight line rents receivable. On October 1, 2002, Kmart made its required $4.2 million semi-annual rental payment. Under applicable bankruptcy law, Kmart may elect to reject the lease, in which event the lease would be deemed to have been breached as of the petition date. We would then have an unsecured claim for any unpaid pre-bankruptcy petition rent and an unsecured claim for any damages resulting from the breach of the lease, including rent for the period from the rejection date through the end of the lease term, subject to a cap under applicable bankruptcy law. We may not be able to collect all or any portion of these unsecured claims. In addition, we may not be able to collect all or any portion of Kmart's rental and other obligations to us, including rent for the period from the bankruptcy filing date through the rejection date if Kmart becomes insolvent prior to the satisfaction of any such obligations. Kmart also could elect to assume the lease, at which time all accrued but unpaid pre-bankruptcy petition rent would be payable to us and the accrued straight-lined rent would be realized over the remaining lease term. Alternatively, Kmart may seek to renegotiate the lease terms, including a reduction in the amount of pre-bankruptcy petition rent payable, the amount of future rent and the term of the lease. The bankruptcy court has granted Kmart's motion to extend the date for Kmart's determination as to whether it will assume or reject the lease until July 31, 2003. Until a determination is made as to the assumption or rejection of the lease, it is unlikely that we will receive unpaid pre-bankruptcy petition rent.

            The Kmart facility is subject to non-recourse mortgage debt with an outstanding balance of $25.6 million as of the date of this prospectus, which fully amortizes by maturity on October 1, 2007. The property is also subject to an interest-only second mortgage loan, which is a recourse obligation to us, with a variable interest rate of 90-day LIBOR plus 3.75% and an outstanding principal balance of $12.5 million as of the date of this prospectus. Annual debt service on the non-recourse first mortgage note is $6.2 million, and the next debt service payment is due April 1, 2003. There can be no assurance that Kmart will assume the lease at the current rate for the remainder of the existing term. If Kmart rejects the lease in bankruptcy, it would result in a significant decrease in our rental revenue, funds from operations (as defined by the National Association of Real Estate Investment Trusts, Inc.) and funds available for distribution to shareholders, and we cannot predict if or when we would be able to re-lease the property or negotiate the terms of any new lease. If we are unable to re-lease promptly or if any new rental rates are significantly lower than Kmart's current rent, our rental revenue, funds from operations and funds available for distribution to shareholders would decrease significantly. We would also risk loss of the property to lender foreclosure in the event we do not continue to make all required debt service payments with respect to the mortgage debt on the property. In addition, a default by us on the first mortgage would also be considered a default of the second mortgage whereby the entire $12.5 million second mortgage plus a 4% prepayment penalty would be immediately payable to the lender. The prepayment penalty decreases by 1% each March 8th until March 8, 2006, after which no prepayment penalty would be due.

            Leverage. We have incurred, and expect to continue to incur, indebtedness (secured and unsecured) in furtherance of our activities. Neither our Declaration of Trust nor any policy statement formally adopted by our Board of Trustees limits either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.

            Risks Relating to Interest Rate Increases. We have exposure to market risks relating to increases in interest rates due to our variable rate debt. Specifically, we currently maintain an unsecured credit facility, a secured second mortgage on a property, and four mortgage notes encumbering four properties for which interest accrues at variable rates. An increase in interest rates may increase our costs of borrowing on existing variable rate indebtedness leading to a reduction in our net income.

            As of September 30, 2002, our variable rate indebtedness represented 10.2% of consolidated mortgages and notes payable and had a weighted average interest rate of 4.7%. The level of our variable rate indebtedness, along with the interest rate associated with such variable rate indebtedness, may change in the future and may materially affect our interest costs and net income. In addition, the interest costs which we incur in connection with our fixed rate indebtedness may increase if we are required to refinance our fixed rate indebtedness at higher interest rates.

            Risks Associated with Refinancing. A significant number of our properties are subject to mortgages with balloon payments due at maturity. As of September 30, 2002, the scheduled balloon payments for the next four calendar years are as follows:

o           2003- $0;

o           2004- $17.1 million;

o           2005- $80.9 million; and

o           2006- $0.

            Our ability to make the remaining balloon payments will depend upon our ability to either refinance the related mortgage or sell the related property. Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws.

            Uncertainties Relating to Lease Renewals and Re-leasing of Space. Upon the expiration of the current leases for space located in our properties, we may not be able to re-lease all or a portion of that space, or the terms of re-leasing, including the cost of concessions to tenants, may be less favorable to us than the current lease terms. If we are unable to re-lease promptly all or a substantial portion of the space located in our properties, or if the rental rates we receive upon re-leasing are significantly lower than current rates, our net income and ability to make expected distributions to our shareholders will be adversely affected. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases. As of September 30, 2002, our scheduled lease maturities for the next four years are as follows:

                                          Number of      Annual Rent
                                           Leases          ($000)
                                       -------------- ----------------
           2003.....................            1        $     1,900
           2004.....................            1                337
           2005.....................            7              8,073
           2006.....................           14             14,077
                                          --------       -------------
                Total...............           23        $    24,387
                                          ========       =============

            Defaults on Cross-Collateralized Properties. As of September 30, 2002, seventeen of our properties are part of a segregated pool of assets with respect to which commercial mortgage pass-through certificates were issued, and two mortgages on two properties in Canton, OH and Spartansburg, SC are cross-collateralized. To the extent that any of our properties is cross-collateralized, any default by us under the mortgage relating to one property will result in a default under the financing arrangements relating to any other property that also provides security for that mortgage note.

            Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, in or under our property, as well as other potential costs relating to hazardous or toxic substances, including government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefor could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make expected distributions to our shareholders.

            A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of a tenant to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

            From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this prospectus, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:

o           the discovery of previously unknown environmental conditions;

o           changes in law;

o           activities of tenants; or

o           activities relating to properties in the vicinity of our properties.

            Changes in law increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.

            Uninsured Loss. We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits customarily carried for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars or acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur at one of our properties, we could lose capital invested in that property, as well as the anticipated future revenues from that property, while remaining obligated for any mortgage indebtedness or other financial obligations related to that property. Any loss of these types would adversely affect our financial condition.

            Competition. There are numerous commercial developers, real estate companies, financial institutions and other investors whose financial resources are greater than ours, which compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each region of the United States. Our competitors include other REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.

            Failure to Qualify as a REIT. We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993, and we intend to continue to meet these requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, which is generally referred to as the Code, for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our income. In addition, our income would be subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. In that event, we would not be required to continue to make distributions. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of our shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

            Distribution Requirements Imposed by Law Limit Our Flexibility. To maintain our status as a REIT for federal income tax purposes, we are generally required to distribute to our shareholders at least 90% of our taxable income for that calendar year. Our taxable income is determined without regard to any dividends paid deduction and by excluding net capital gains. We intend to continue to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income and nondeductible excise taxes. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

            Interest Rate Fluctuations. It is likely that the public valuation of our common shares will be based primarily on the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease because potential investors may require a higher dividend yield on our common shares as market rates on interest-bearing securities, such as bonds, rise.

            Inability to Carry Out Growth Strategy. Our growth strategy is based on the acquisition and development of additional properties, including acquisitions through co-investment programs. In the context of our business plan,

"development" generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We typically provide a developer with a commitment to acquire a property upon completion of construction. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of our extensive valuation analysis and due diligence review, and negotiation of definitive documentation. We cannot be sure that we will be able to implement our strategy because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.

            Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

            We anticipate that some of our acquisitions and developments will be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution may be adversely affected.

            Dilution of Common Shares. Our future growth will depend in part on our ability to raise additional capital. If we raise additional capital through the issuance of equity securities, the interests of holders of our common shares, including the common shares being offered by this prospectus, could be diluted. Likewise, our Board of Trustees is authorized to cause us to issue preferred shares in one or more series, the holders of which would be entitled to the dividends and voting and other rights that our Board of Trustees determines, and which could be senior to our common shares. Accordingly, our Board of Trustees may authorize the issuance of preferred shares with dividends and voting and other rights that could be dilutive to or otherwise adversely affect the interests of holders of our common shares.

            Ownership Limit. For us to qualify as a REIT under the Code, among other things, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist us in continuing to remain a qualified REIT, our Declaration of Trust provides that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our equity shares, defined as common shares and preferred shares. We refer to this restriction as the Ownership Limit. The Ownership Limit may not be adequate in all cases, however, to prevent the transfer of shares of our capital stock in violation of these limitations. The Ownership Limit may have the effect of delaying, deferring or preventing someone from taking control of our company, even though a change of control could involve a premium price for our common shares or otherwise be in your best interest.

            Actual or constructive ownership of our common shares in excess of the Ownership Limit would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating the Ownership Limit. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and may result in groups of related individuals or entities being deemed a single owner for purposes of determining whether the Ownership Limit has been exceeded.

            Restrictions on a Potential Change of Control. Our Board of Trustees is authorized by our Declaration of Trust to establish and issue one or more series of preferred shares without shareholder approval. As of the date of this prospectus, we have established one series of preferred shares, but no shares of this series are currently outstanding. The establishment of this series or a future series of preferred shares could make more difficult a change of control of our company that could be in your best interest.

            In addition, we have entered into employment agreements with six of our executive officers which provide that, upon the occurrence of a change in control of our company (including a change in ownership of more than fifty percent of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution of our company, the acquisition, except from us, of 20% or more of our voting shares or a change in a majority of our Board of Trustees), those executive officers would be entitled to severance benefits based on their current annual base salaries and recent annual bonuses, as defined in the employment agreements. The provisions of these agreements could deter a change of control of our company that could be in your best interest.

            Concentration Of Ownership By Certain Investor. As of January 31, 2003, E. Robert Roskind, the Chairman of our Board of Trustees, owned or controlled, including through trusts with respect to which he disclaims beneficial ownership, 550,432 common shares, 1,536,848 OP units which are convertible into common shares, and total options to purchase 67,500 common shares representing, in the aggregate, 6.7% of our total outstanding voting securities on a diluted basis on such date. A significant concentration of ownership may allow an investor to exert a greater influence over our management and affairs, and may have the effect of delaying, deferring or preventing a change of control, may discourage bids for our common shares at a premium over the market price, and may adversely affect the market price of our common shares.

            Limited Control over Joint Venture Investments. Our joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our co-venturer might become bankrupt, that our co-venturer might at any time have different interests or goals than we do, and that our co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither we nor our co-venturer would have full control over the joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures. Our credit facility restricts the amount of capital that we can invest in joint ventures.

            Under the terms of our joint venture with the Comptroller of the State of New York, as Trustee of the Common Retirement Fund, whom we refer to as CRF, we are required to first offer to the joint venture all of our opportunities to acquire office and industrial properties requiring a minimum investment of $10 million which are net leased primarily to investment grade tenants for a minimum term of ten years, are available for immediate delivery and satisfy other specified investment criteria. Only if CRF elects not to approve the joint venture's pursuit of an acquisition opportunity may we pursue the opportunity directly. As a result, we may not be able to make attractive acquisitions directly and may only receive a minority interest in such acquisitions through our minority interest in this venture.

            Conflicts of Interest with Respect to Sales and Refinancings. Two of our trustees and officers own OP units and, as a result, may face different and more adverse tax consequences than you will if we sell, or reduce our mortgage indebtedness on, any of our properties. Those individuals may, therefore, have different objectives than you regarding the appropriate pricing and timing of any sale of our properties or reduction of mortgage debt. Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to you.

            Limitations on Sale of Certain Properties. We have agreed with the seller of one of our properties not to sell that property for a period of time in a taxable transaction, subject to certain exceptions. We may enter into similar agreements in connection with future property acquisitions. These agreements generally provide that we may dispose of these properties in transactions that qualify as tax-free exchanges under Section 1031 of the Code. Therefore, we may be precluded from selling these properties other than in transactions that would qualify as tax-free exchanges for federal income tax purposes, even if it would be in your best interest to do so. This restriction expires on January 1, 2004, and the net book value of that property was $4.9 million at September 30, 2002.

            Our Ability To Change Our Portfolio Is Limited Because Real Estate Investments Are Illiquid. Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our Board of Trustees may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our shareholders.

            Our Board of Trustees May Change Our Investment Policy Without Shareholders' Approval. Subject to our fundamental investment policy to maintain our qualification as a REIT, our Board of Trustees will determine our investment and financing policies, our growth strategy and our debt, capitalization, distribution, acquisition, disposition and operating policies. Although our Board of Trustees has no present intention to revise or amend these strategies and policies, it may do so at any time without a vote by our shareholders. Accordingly, our shareholders' control over changes in our strategies and policies is limited to the election of trustees, and changes made by our Board of Trustees may not serve the interests of our shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders or to qualify as a REIT.

                             DESCRIPTION OF THE PLAN

            Our Dividend Reinvestment Plan provides shareholders and unitholders with a simple and convenient method to purchase our common shares by reinvesting their dividends or distributions (as applicable) at a discount from the market price of our common shares without paying any service fees, trading fees or other charges.

            We previously established our Dividend Reinvestment Plan, which we refer to as the plan, and we have now amended and restated the plan. This prospectus describes the plan, as it has been amended and restated.

            Shareholders and unitholders who enroll in the plan will have their dividends or distributions (as applicable) automatically reinvested in common shares. In addition, all dividends paid in respect of common shares purchased for a participant's account under the plan will also be automatically reinvested in common shares. In order to enroll in the plan, an eligible shareholder or unitholder (as applicable) must sign and return an enrollment card as described in Question 4 below. Participants in the plan prior to the amendment and restatement of the plan described in this prospectus will continue to be participants in the plan without the need for any further action. Shareholders and unitholders who do not wish to enroll in the plan will continue to receive their dividends or distributions (as applicable), as declared, in the usual manner.

            The following questions and answers constitute our Dividend Reinvestment Plan:

Purpose Of The Plan

1.          What is the purpose of the plan?

            Our Dividend Reinvestment Plan provides holders of our common shares of beneficial interest, par value $0.0001 per share, and holders of units of limited partnership interest, or OP units, in any of our three operating partnership subsidiaries, a simple and convenient method to purchase our common shares by reinvesting in our common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units at a discount from the market price of our common shares without paying any service fees, trading fees or other charges.

            The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for common shares acquired under the plan. These transactions may cause fluctuations in the trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of common shares or OP units in order to eliminate practices which we determine, in our sole discretion, to be inconsistent with the purposes of the plan.

Participation

2.          Who is eligible to enroll in the plan?

            Holders of record of common shares, whom we refer to as shareholders, and holders of record of OP units, whom we refer to as unitholders, are eligible to enroll in the plan. We refer to shareholders and unitholders who enroll in the plan as participants. A shareholder or unitholder who has common shares or OP units (as applicable) registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, may be able to arrange for that entity to participate in the plan on his or her behalf. Any such shareholder or unitholder should consult directly with the entity holding his or her common shares or OP units to determine if they can enroll in the plan. If not, the shareholder or unitholder could either (i) request that his or her bank, broker or trustee transfer some or all of his or her common shares or OP units (as applicable) into his or her own name in order to participate in the plan directly or (ii) have the common shares deposited with the administrator for safekeeping. (See Questions 18 through 21.)

3. Are there any restrictions on who is eligible to enroll in the plan other than those described above?

            State Law Restrictions. Common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

            Foreign Law Restrictions. Citizens or residents of countries other than the United States, its territories and possessions should make certain that participation in the plan will not violate local laws governing taxes, currency and exchange controls, registration of equity securities, foreign investments and related matters.

            REIT Qualification Restrictions. We may terminate, by written notice at any time, any participant's individual participation in the plan if we determine, in our sole discretion, that such participation would be in violation of the Ownership Limit. See "RISK FACTORS - Ownership Limit" on page 7 of this prospectus. To the extent that the reinvestment of dividends or distributions (as applicable) under the plan would cause a participant or any other person to exceed the Ownership Limit or otherwise violate our Declaration of Trust, such reinvestment will be void ab initio. Any such participant will be entitled to receive cash dividends (without interest) in lieu of such reinvestment.

            Exclusion from Plan for Short-Term Trading or Other Practices. Participants should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If a participant does engage in short-term trading activities, we may prevent that participant from continuing to participate in the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible shareholders or unitholders in order to eliminate practices which we determine, in our sole discretion, to be inconsistent with the purposes or operation of the plan or which may adversely affect the market price of our common shares.

            Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.

4.          How does an eligible shareholder or unitholder enroll in the plan?

            Shareholders. To enroll in the plan, an eligible shareholder must sign an enrollment card and mail it to the administrator at the address listed below. If you are already enrolled in the plan, you need not take any further action at this time. If your common shares are registered in an account bearing more than one name (such as joint tenants, trustees, etc.) on the books of our transfer agent, all registered holders must sign the enrollment card. If your common shares are registered in more than one account on the books of our transfer agent, you should sign and return a separate enrollment card with respect to each account you wish to have enrolled in the plan. You may obtain an enrollment card at any time by contacting the administrator at:

                        Mellon Bank, N.A.
                        c/o Mellon Investor Services
                        P.O. Box 3339
                        South Hackensack, NJ 07606-1939
                        Tel: (800) 851-9677

            By signing and returning an enrollment card, an eligible shareholder will be deemed to have elected to automatically reinvest in our common shares all of the dividends paid with respect to all common shares registered in his or her name on the books of our transfer agent (including dividends paid with respect to common shares purchased for his or her account under the plan).

            If you are an eligible shareholder and an eligible unitholder, you should sign and return separate enrollment cards for each type of security you wish to have enrolled in the plan.

            Unitholders. To enroll in the plan, an eligible unitholder must sign an enrollment card and mail it to us at the address listed below. If your OP units are registered in an account bearing more than one name (such as joint tenants, trustees, etc.) on our books, all registered holders must sign the enrollment card. If your OP units are registered in more than one account on our books, you should sign and return a separate enrollment card with respect to each account which you wish to have enrolled in the plan. You may obtain an enrollment card at any time by contacting us at:

                        Lexington Corporate Properties Trust
                        355 Lexington Avenue
                        New York, NY 10017
                        Attention:  Investor Relations
                        Tel: (212) 692-7260

            By signing and returning an enrollment card, an eligible unitholder will be deemed to have elected to automatically reinvest in our common shares (a) all of the distributions paid with respect to all OP units registered in his or her name on our books and (b) all of the dividends paid with respect to common shares purchased for his or her account under the plan.

5.          When may an eligible shareholder or unitholder join the plan?

            An eligible shareholder or unitholder may enroll in the plan at any time. Participation will begin with the first dividend or distribution (as applicable) after a properly completed and executed enrollment card is received by the administrator, provided there is sufficient time for processing prior to the record date for that dividend or distribution (as applicable). Dividends and distributions are expected to be paid in February, May, August and November in each year. The record date for dividends and distributions is generally the 30th day of the month immediately preceding the payment date.

Advantages and Disadvantages

6.          What are the advantages and disadvantages of enrolling in the plan?

            Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of enrolling in the plan:

            Advantages
            ----------

            o A participant has the opportunity to reinvest in our common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units at a discount from the market price of our common shares.

            o A participant is not required to pay any service fees, trading fees or other charges in connection with the purchase of common shares for his or her plan account under the plan.

            o Under the plan, a participant's reinvested dividends or distributions (as applicable) will be used to purchase whole and fractional common shares for his or her account under the plan.

            o Dividends paid in respect of all whole or fractional common shares purchased for a participant's account under the plan will be automatically reinvested in additional whole or fractional common shares for his or her account.

            o A participant avoids the necessity of safekeeping certificates representing the common shares purchased for his or her account under the plan, and therefore has increased protection against loss, theft or destruction of such certificates.

            o Certificates representing common shares held by a participant outside of the plan may also be deposited into his or her account under the plan for safekeeping. (See Questions 18 through 21.)

            o A participant will receive regular statements of his or her account, which will provide him or her with a record of each transaction.

            o A participant may direct the administrator to sell or transfer all or a portion of the common shares held in his or her account under the plan at any time.


            Disadvantages
            -------------

            o A participant may not know the actual number of common shares purchased for his or her account under the plan until after the date on which dividends or distributions (as applicable) are reinvested in common shares purchased for the participant's account under the plan, which we refer to as the reinvestment date.

            o A shareholder who enrolls in the plan will be treated, for federal income tax purposes, as receiving dividends equal to the market price (and not the discounted purchase price), as of the applicable reinvestment date, of the common shares purchased for his or her account under the plan.

            o With respect to a shareholder enrolled in the plan, dividends reinvested in common shares for his or her account under the plan will be taxable as dividends to the extent of our earnings and profits, and may give rise to a liability for the payment of income tax without providing the shareholder with the immediate cash to pay the tax when it becomes due.

            o With respect to a unitholder enrolled in the plan, there is no clear legal authority regarding the income tax treatment of a unitholder of an operating partnership who invests cash distributions from the operating partnership in common shares of another entity (such as us) under the plan. Therefore, the tax treatment of a shareholder described above may vary for a unitholder.

            o If a participant requests that the administrator sell common shares purchased for his or her account under the plan, he or she may be charged a nominal fee (not to exceed $5.00) per transaction, and the proceeds of the sale will be reduced by the amount of such fee, as well as by any applicable per share trading fees and any applicable stock transfer taxes.

Administration

7.          Who administers the plan?

            Mellon Bank, N.A., or a successor selected by us, will administer the plan for the participants, keep records, send statements of accounts to the participants, answer any questions the participants may have and perform other duties related to the plan. All costs of administering the plan are paid by us. The administrator makes all purchases of common shares for the participants' accounts under the plan.

            Requests for information about the plan should be sent to the administrator at the address set forth in Question 4.

            If you are already a participant, be sure to include your account number(s) and include a reference to Lexington Corporate Properties Trust in any correspondence.

8.          What kind of reports will be sent to a participant?

            As soon as practicable after each reinvestment date, a statement of account will be mailed to each participant by the administrator. These statements will provide a record of the cost of the common shares purchased for the participant's account under the plan, the number of common shares purchased, the reinvestment date and the total number of common shares in the participant's account as of that date. These statements are the participants' continuing record of current activity and should be retained for tax purposes. In addition, each participant will receive a copy of all communications sent to our shareholders, including any annual and quarterly reports to shareholders, proxy statements and dividend income information for tax reporting purposes. Participants should be aware that it is important to retain all statements received as a fee may be incurred when requesting that the administrator supply past history.

9. What are our responsibilities and the responsibilities of the administrator under the plan?

            In administering the plan, neither we nor the administrator, nor any agent for either us or them will:

            a. be liable for any act done in good faith or required by applicable law, or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant's account upon such participant's death prior to receipt by the administrator of notice in writing of such death, (ii) with respect to the prices and times at which common shares are purchased or sold for a participant, or (iii) with respect to any fluctuation in market value before or after any purchase or sale of common shares; or

            b. have any duties, responsibilities or liabilities, except as expressly set forth in the plan.

            Since we have delegated all responsibility for administering the plan to the administrator, we specifically disclaim any responsibility for any of the administrator's actions or omissions to act in connection with the administration of the plan. None of our trustees, officers, employees or shareholders will have any personal liability under the plan.

            We and the administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan without further responsibility of investigation or inquiry.

            The administrator may resign as administrator of the plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the administrator with a successor administrator at any time.

10.         What are the responsibilities of a participant under the plan?

            The common shares purchased for a participant's account under the plan may revert to the state in which he or she lives in the event that such common shares are deemed, under such state's laws, to have been abandoned. For this reason, participants should notify the administrator promptly in writing of any change of address. The administrator will address account statements and other communications to each participant at the last address of record provided by him or her to the administrator.

            A participant will have no right to draw checks or drafts against his or her account under the plan or to instruct the administrator with respect to any common shares or cash held in his or her account except as expressly provided herein.

Dividends and Distributions

11.         When are dividends and distributions paid?

            Dividends and distributions have historically been paid in February, May, August and November.

            We cannot assure you that we will declare or pay dividends or that any of the operating partnerships will make distributions in the future, and nothing contained in the plan obligates us or the operating partnerships to do so. However, we intend to continue qualifying as a REIT and therefore must distribute to our shareholders a minimum of 90% of taxable income. The plan does not represent a guarantee of future dividends or distributions. (See "RISK FACTORS - Failure to Qualify as a REIT" on page 6 of this prospectus.)

            No interest will be paid on dividends or distributions pending reinvestment under the terms of the plan.

12. May a participant reinvest less than the full amount of his or her dividends or distributions?

            No, a participant may only elect to reinvest in common shares all of the dividends or distributions (as applicable) paid with respect to all of the common shares or OP units that he or she holds.

13. Will a participant be credited with dividends paid in respect of common shares purchased for his or her account under the plan?

            Yes. A participant is the record holder of the common shares purchased for his or her account under the plan, and therefore is entitled to all dividends (less any applicable tax withholding requirements imposed on us) we pay in respect of the common shares held in his or her account on the applicable record date. The administrator will receive all such dividends, credit such dividends to the participant's account on the basis of the number of whole and fractional common shares held in the participant's account on the applicable record date and automatically reinvest such dividends in additional whole and fractional common shares for the participant's account under the plan.

Common Share Purchases

14.         What is the source of common shares to be purchased under the plan?

            The administrator will purchase common shares for the accounts of the participants under the plan directly from us.

15.         When will common shares be purchased?

            Common shares purchased for the accounts of the participants under the plan will be purchased on the applicable dividend or distribution payment date.

16.         What is the price of common shares purchased under the plan?

            The price of common shares purchased for the accounts of the participants under the plan will be 95% of the average of the daily high and low sales prices of our common shares on the New York Stock Exchange on the five trading days prior to the applicable dividend or distribution payment date. If there is no trading reported in our common shares on such dates, the purchase price per common share will be determined by us on the basis of such market quotations or other means as we shall deem appropriate. However, under no circumstances will the purchase price per common share be less than the current par value of the common shares. No participant shall have any authority or power to direct the time or price at which common shares may be purchased for their account under the plan.

17. How will the number of common shares purchased for a participant's account be determined?

            The number of common shares to be purchased for a participant's account on each reinvestment date will be equal to the total dollar amount to be reinvested for each participant as of that date divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be reinvested for each participant as of any reinvestment date will be the sum of (a) the amount of the dividends or distributions (as applicable) paid in respect of the common shares or OP units (as applicable) held by the participant in his or her own name on the applicable record date, and (b) the amount of the dividends paid in respect of all common shares (including fractional common shares) held in his or her account under the plan on the applicable record date.

            The amount to be reinvested will be reduced by any amount we are required to deduct for federal tax withholding purposes. (See "FEDERAL INCOME TAX CONSIDERATIONS" beginning on page 19 of this prospectus.)

            Subject to the availability of common shares registered for issuance under the plan, there is no total maximum number of common shares that can be purchased for a participant's account under the plan.

Safekeeping Service

18. What is the purpose of the plan's Safekeeping Service for certificates and how does it work?

            The purpose of the plan's Safekeeping Service is to permit participants to deposit all certificates in their possession which represent common shares held by participants outside of the plan with the administrator for safekeeping. Any such certificates which are deposited with the administrator will be canceled and deposited into the shareholder's account in book entry form. Thereafter, the deposited common shares will be treated in the same manner as common shares purchased through the plan.

19.         What are the advantages of the Safekeeping Service?

            The Safekeeping Service offers two significant advantages to participants. First, it eliminates the risk associated with loss of certificates which represent common shares held by participants outside of the plan. Second, because common shares deposited for safekeeping are treated in the same manner as common shares purchased through the plan, they may be sold through the plan in a convenient and efficient manner.

20. How may common share certificates be deposited with the administrator?

            A participant who wishes to deposit certificates representing common shares held by him or her outside of the plan for safekeeping should send the certificates to the administrator with written instructions to deposit them in his or her account under the plan. Certificates sent to the administrator should not be endorsed. The administrator will promptly send a statement to the participant confirming each deposit of certificates.

            The administrator recommends that certificates sent to the administrator for safekeeping be sent by insured mail with appropriate coverage based upon the value of the common shares represented by those certificates.

21. May a participant's common shares remain on deposit if participation in the plan is terminated?

            No. Upon terminating his or her participation in the plan, a participant must elect to receive all common shares held in his or her account under the plan, either in kind or in cash. (See Question 29.)

Sale Of Common Shares Held In The Plan

22. Can the common shares held in a participant's account under the plan be sold through the administrator?

            A participant can instruct the administrator to sell any or all of the whole common shares held in his or her account under the plan either when his or her account is being terminated (see Question 29) or without terminating his or her account. However, fractional common shares will not be sold unless all whole common shares held in the account are sold. If all common shares (including fractional common shares) held in a participant's account are sold, the account will automatically be terminated, and the participant will have to complete and file a new enrollment card (see Question 30) in order to resume his or her participation in the plan.

            The written notification to the administrator should indicate the number of common shares that are to be sold. The administrator will make the sale as soon as practicable after receipt of a participant's request, and a check for the proceeds, less any costs to the participant (see Question 27), will usually be sent by the administrator on the settlement date, which will be five business days from the date of sale. No participant will have the authority or power to direct the date or sales price at which common shares may be sold. Therefore, a participant will not be able to precisely time such sales through the plan and will bear the market risk associated with fluctuations in the price of our common shares. Sales requests should be sent to the administrator at the address set forth in the answer to Question 4.

Issuance Of Certificates

23. Will certificates be issued for common shares purchased for a participant's account under the plan?

            Common shares purchased for a participant's account under the plan will be registered in the name of the administrator or its nominee as agent for the participant. The number of common shares purchased for a participant's account under the plan will be shown on the participant's regular statement of account. This service protects against loss, theft or destruction of common share certificates.

            No certificates for any number of common shares purchased for a participant's account under the plan will be issued to the participant unless he or she submits a written request to the administrator. Such requests will be handled by the administrator, at no charge, normally within two weeks. Any remaining whole common shares and any fractional common shares will continue to be held in the participant's account. Certificates for fractional shares will not be issued under any circumstances.

            Common shares which are purchased for a participant's account under the plan may not be pledged, sold or otherwise transferred. If a participant wishes to pledge or transfer such common shares, he or she must request that a certificate for such common shares first be issued in his or her name.

24. What effect will a request for a certificate have on a participant's account?

            All dividends on the common shares for which a certificate is requested will continue to be reinvested under the plan until the participant files a new enrollment card changing his or her investment election.

Costs

25. What are the costs to the participants in connection with reinvestments under the plan?

            There are no costs to participants in connection with reinvestments under the plan.

26. What are the costs to the participants in connection with the plan's Safekeeping Service?

            There are no costs to participants in connection with the plan's Safekeeping Service.

27. What are the costs to a participant in connection with the sale of common shares purchased for his or her account under the plan?

            The administrator will charge a participant per share trading fees, transfer taxes (if any) and a service fee (not to exceed $5.00 per transaction) for each authorization to sell common shares held in his or her account under the plan. In addition, a participant who sells (or authorizes the administrator to sell) common shares acquired for their account under the plan, and any agents or broker-dealers that participate with them in any such sale, may be deemed "underwriters" within the meaning of the Securities Act and any commissions received by them in connection with any such sale may be deemed to be underwriting commissions or discounts under the Securities Act.

Termination Of Plan Participation

28.         How does a participant terminate participation in the plan?

            In order to terminate participation in the plan, a participant must notify the administrator in writing at the address set forth in the response to Question 4. After receipt of such notice, the participant will begin to receive his or her dividends or distributions (as applicable), as declared, in the usual manner.

29. What happens when a participant terminates his or her participation in the plan?

            If the notice of termination is received by the administrator at least three business days prior to the record date for the next dividend or distribution payment date, reinvestment of dividends or distributions (as applicable) will cease as of the date the notice of termination is received by the administrator. If the notice of termination is received less than three business days prior to the record date for a dividend or distribution payment date, the termination will not become effective until after the reinvestment of any dividends or distributions to be reinvested as of that dividend or distribution payment date. When terminating an account, a participant may request that the administrator issue a certificate representing all or a portion of the whole common shares held in his or her account (see Question 23) or sell all or a portion of the whole and fractional common shares held in his or her account (see Question 22), or a combination of the foregoing. As soon as practicable after the notice of termination is received, the administrator will send to the participant (a) a certificate for all whole common shares held in the participant's account (except for any such common shares sold by the administrator at the participant's written request) and (b) a check representing the proceeds of any sale of common shares consummated by the administrator at the participant's request and any uninvested dividends or distributions (as applicable) remaining in the account and the value of any fractional share of common shares held in the account. After a participant terminates participation in the plan, all dividends or distributions (as applicable) will be paid to the participant in the usual manner unless the participant re-elects to participate in the plan.

30. When may a shareholder or unitholder re-elect to participate in the plan?

            Generally, a shareholder or unitholder may re-enroll in the plan at any time. However, the administrator reserves the right to reject any enrollment card on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term shareholder and unitholder investment service.

Additional Information

31. How will common shares purchased for a participant's account under the plan be voted at shareholders' meetings?

            Common shares purchased for a participant's account under the plan will be voted as the participant directs. Each participant will receive a proxy voting card for the total of their whole common shares, including common shares held in their account under the plan. If no instructions are received, the common shares will not be voted. Common shares held in a participant's account may also be voted in person at the meeting.

32.         What happens if we issue a stock dividend or declare a stock split?

            In the event of a stock split or a stock dividend payable in common shares, the administrator will receive and credit to each participant's account the applicable number of whole and fractional common shares based both on the number of common shares held in the participant's account under the plan and, with respect to shareholders participating in the plan, the number of common shares registered in the participant's own name as of the record date for the stock dividend or split.

33. What happens if we issue rights to purchase securities to the holders of common shares?

            We have never issued rights to holders of common shares to purchase securities. However, participation in any future rights offering will be based both on the number of common shares held in each participant's account under the plan and, with respect to shareholders participating in the plan, the number of common shares registered in the participant's own name as of the record date for the rights offering. Rights applicable to common shares held in a participant's account under the plan will be sold by the administrator and the proceeds of such sale will be credited to the participant's account under the plan and applied to the purchase of common shares on the next reinvestment date. Any participant who wishes to exercise, transfer or sell the rights applicable to the common shares held in the participant's account under the plan must request, prior to the record date for the issuance of any such rights, that the common shares held in the participant's account under the plan be transferred from the participant's account and registered in the participant's name.

34.         May the plan be changed or discontinued?

            We reserve the right to amend, modify, suspend or terminate the plan, but such action shall have no retroactive effect that would prejudice the interests of the participants. In the event of termination, certificates for whole common shares held in the participants' accounts under the plan will be delivered to the participants together with a check for the net proceeds of the value of any fractional common shares.

35.         What law governs the plan?

            The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

36.         How is the plan to be interpreted?

            Any question of interpretation arising under the plan will be determined by us, and any such determination will be final. Any action taken by us or the administrator to effectuate the plan in the good faith exercise of our or their respective judgment will be binding on all participants.

                                 USE OF PROCEEDS

            The net proceeds from the sale of the common shares offered pursuant to the plan will be used for general corporate purposes of the Company.

                        FEDERAL INCOME TAX CONSIDERATIONS

            The information in this section is based on the Internal Revenue Code of 1986, as amended, which is generally referred to as the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

Federal Income Tax Considerations Relating to the Plan

            Each participant should consult his or her personal tax advisors with specific reference to his or her own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions in common shares for his or her account under the plan, his or her tax basis and holding period for common shares purchased for his or her account under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares in his or her account under the plan. The following is only a brief summary of some of the federal income tax considerations applicable to the plan.

            Set forth below is a brief discussion of the tax consequences related to the plan to shareholders and to unitholders.

            In the case of distributions from us with respect to a shareholder's common shares, a shareholder enrolled in the plan will be treated for federal income tax purposes as having received, on each reinvestment date, a distribution from us equal to the fair market value of any common shares purchased for his or her account under the plan. The discount in price for any common shares issued by us for a shareholder's account under the plan will be treated as part of the distribution received. A shareholder will also be treated as having received any cash distributions actually received by him or her with respect to common shares held by him or her outside of the plan.

            All costs of administering the plan, except for costs related to your voluntary sale of common shares or withdrawal from the plan, will be paid by us. The Internal Revenue Service (IRS) has ruled in private letter rulings that administrative expenses are not generally treated as constructive dividends taxable to you. We intend to take this position in respect to any administrative costs. Nonetheless, we note that private letter rulings are not binding on the IRS and therefore there can be no assurance that the IRS will take a similar view with respect to our administrative expenses.

            As in the case of non-reinvested cash distributions, reinvested distributions to shareholders under the plan are taxable as dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder under the plan to the extent that such distributions do not exceed the adjusted tax basis of his or her common shares. To the extent that such distributions exceed the adjusted tax basis of his or her common shares, they will be included in his or her income as capital gain.

            The tax basis of common shares purchased for a shareholder's account under the plan will be equal to the fair market value of those common shares on the applicable reinvestment date. The holding period for common shares purchased for a shareholder's account under the plan generally will begin on the date following the date on which the common shares are purchased for his or her account under the plan.

            With respect to a unitholder enrolled in the plan, there is no clear legal authority regarding the federal income tax treatment of a holder of an interest in an operating partnership who invests cash distributions from the operating partnership in common shares of another entity (such as us) under a dividend reinvestment plan. Therefore, the tax treatment of a unitholder that participates in the plan may differ from the tax treatment described above with respect to a shareholder who invests his or her cash distributions from us in our common shares. Unitholders should consult their own tax advisors regarding the consequences of participating in the plan.

            A participant may recognize a gain or loss upon receipt of a cash payment upon termination of his or her account (see Question 29) or when the common shares held in his or her account are sold at his or her request (see Question 22). Gain or loss may also be recognized upon the participant's sale or disposition of common shares received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional common shares and the tax basis of the common shares.

Federal Income Tax Considerations Relating to the REIT

            The following discussion summarizes the material federal income tax considerations to you as a prospective holder of our common shares. The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our security holders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of security holders who are subject to special treatment under the federal income tax laws including, without limitation, insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States.

            EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES OF AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

            General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

            The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

            If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: first, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference. Third, if we have (a) net income from the sale or other disposition of "foreclosure property", which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of
(a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, as provided in temporary regulations, and assuming we do not elect to instead be taxed at the time of acquisition, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property's "built-in gain" (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time). Eighth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

            Requirements for Qualification. A REIT is a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We expect to meet the ownership test immediately after the transaction contemplated herein.

            We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our Declaration of Trust includes restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of shares of our capital stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement.

            The Code allows a REIT to own wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

            For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary", as long as the REIT's aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT's total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See "Asset Tests" below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length.

            In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and assets tests (as discussed below). Thus, our proportionate share of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

            Income Tests. In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities.

            Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received to qualify as "rents from real property," we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property ("Permissible Services").

            For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing "impermissible services" will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

            We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

            If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect, we disclosed the nature and amounts of our items of gross income in a schedule attached to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% or 95% test (whichever amount is greater), less an amount which generally reflects expenses attributable to earning the nonqualified income.

            Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

            Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by real estate assets, including (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by our qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) debt offering by us, cash, cash items and government securities. In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries (as defined above under "Requirements for Qualification"). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

            We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.

            After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose.

            Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our "REIT taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of "excess noncash income" such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

            We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

            In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a "subsequent declared dividend") as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

            For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS, we may be permitted to remedy such failure by paying a "deficiency dividend" in a later year together with interest and a penalty. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

            We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

            Failure to Qualify. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction.

            If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we might be required to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Taxable U.S. Shareholders

            As used herein, the term "U.S. shareholder" means a holder of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person in effect.

            As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the Class A preferred shares, if any, and second to the common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares.

            Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code.

            Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, and will result in a corresponding reduction in the shareholder's basis in the shares. Any reduction in a shareholder's tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceed the adjusted basis of a U.S. shareholder's shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

            Aside from the different income tax rates applicable to ordinary income and capital gain dividends, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as "portfolio" income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any "passive losses" against such dividends. Dividends will be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the

Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

            In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

            In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and
(2) the shareholder's adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

            We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains and (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Backup Withholding

            We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding currently at the rate of 30%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "-- Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than U.S. shareholders, also further described below). Non-U.S. Shareholders should consult their tax advisors with respect to any such information and backup withholding requirements.

Taxation of Non-U.S. Shareholders

            The following discussion is only a summary of the rules governing United States federal income taxation of Non-U.S. Shareholders such as nonresident alien individuals, foreign corporations, foreign partnerships or other foreign estates or trusts. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

            Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.

            For withholding tax purposes, we are currently required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. Under the final regulations, generally effective for distributions on or after December 31, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the Non-U.S. Shareholder may seek from the IRS a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

            For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, a Non-U.S. Shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

            Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is anticipated that we will continue to be a "domestically controlled REIT" after the offering. Therefore, the sale of shares will not be subject to taxation under FIRPTA. However, because our common shares are publicly traded, no assurance can be given that we will continue to qualify as a "domestically controlled REIT." If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (1) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Taxation of Tax-Exempt Shareholders

            Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While investments in real estate may generate UBTI, the Service has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling and on our intention to invest our assets in a manner that will avoid the recognition of UBTI, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

            In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the "UBTI Percentage") in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

            While an investment in our shares by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by the sum of all deductions attributable to the UBTI and $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. We, our Board of Trustees, and any of our or their affiliates do not intend to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in our shares. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year in which it relates.

Investments in Partnerships

            A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT. We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

                                     EXPERTS

            The consolidated financial statements and related financial statement schedule included in our Annual Report on Form 10-K as of and for the year ended December 31, 2001 and incorporated by reference into this prospectus have been incorporated herein by reference in reliance on the report, also incorporated herein by reference, of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

            Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Seth M. Zachary, a partner of Paul, Hastings, Janofsky & Walker LLP, is presently serving on our Board of Trustees and will continue to do so at least until the 2003 Annual Meeting of Stockholders. As of January 9, 2003, Mr. Zachary beneficially owns 40,111 common shares and holds options to purchase an additional 5,000 common shares. Certain legal matters under Maryland law, including the legality of the common shares covered by this prospectus, will be passed on for us by Piper Rudnick LLP, Baltimore, Maryland.

======================================   =======================================

      No  dealer,  salesperson  or any
other  person has been  authorized  to
give  any  information  or to make any
representations   other   than   those            Dividend Reinvestment
contained   in  or   incorporated   by                    Plan
reference   in  this   prospectus   in
connection with the offer made by this
prospectus,  and,  if  given  or made,
such  information  or  representations
must not be relied upon as having been
authorized by us. This prospectus does
not  constitute an offer to sell, or a                 LEXINGTON
solicitation  of an  offer  to buy any                 CORPORATE
security  other than the common shares              PROPERTIES TRUST
offered hereby, nor does it constitute
an offer to sell or a solicitation  of
any  offer  to buy  any of the  common
shares   offered   by  anyone  in  any
jurisdiction  in which  such  offer or
solicitation is not authorized,  or in
which the person  making such offer or
solicitation  is not  qualified  to do
so,  or to any  person  to  whom it is          2,139,334 Common Shares of
unlawful   to  make   such   offer  or             Beneficial Interest
solicitation.  Neither the delivery of
this  prospectus  nor  any  sale  made
hereunder     shall,     under     any
circumstances,  create any implication
that the information  contained herein
is correct  as of any time  subsequent
to the date hereof.


            --------------


                                         ---------------------------------------

                                                       PROSPECTUS


                                         ---------------------------------------



                                             The date of this prospectus is
                                                   February 12, 2003.



                                          ======================================
=======================================

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The estimated expenses in connection with the offering are as follows:

            Securities and Exchange Commission registration fee.....$   2,964.20
            Accounting fees and expense.............................    5,000.00
            Legal fees and expenses.................................   10,000.00
            Miscellaneous...........................................    2,000.00
                                                                    ------------

                        TOTAL.......................................$  19,964.20
                                                                    ============

ITEM 15.    INDEMNIFICATION OF TRUSTEES AND OFFICERS.

            Our trustees and officers are and will be indemnified against certain liabilities under Maryland law, and under our Declaration of Trust. Our Declaration of Trust requires us to indemnify our trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. Our Declaration of Trust also provides that, to the fullest extent permitted under Maryland law, our trustees and officers will not be liable to us or our shareholders for money damages.

            Section 2-418 of the Maryland General Corporation Law of generally permits indemnification of any trustee made a party to any proceedings by reason of service as a trustee unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the trustee has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the trustee, whether or not involving action in the trustee's official capacity, indemnification of the trustee is not permitted if the trustee was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee failed to meet the requisite standard of conduct for permitted indemnification.

            The foregoing reference is necessarily subject to the complete text of our Declaration of Trust and the statute referred to above and is qualified in its entirety by reference thereto.

            We have also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and action in their capacities as such.

ITEM 16.    EXHIBITS.

EXHIBIT NO. EXHIBIT

4.1         Declaration of Trust of the Company, dated December 31, 1997 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed
            January 16, 1998) *
4.2         By-Laws of the Company (filed as Exhibit 3.2 to the Company's Annual
            Report on Form 10-K for the year ended December 31, 1997 (the "1997
            10-K") *
4.3         Articles of Amendment of Declaration of Trust of the Company (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4
            (File No. 333-70790)) *
4.4         Specimen of Common Shares Certificate of the Company (filed as
            Exhibit 3.2 to the 1997 10-K) *
5.1         Opinion of Piper Rudnick LLP +
8.1         Tax Opinion of Paul, Hastings, Janofsky & Walker LLP +
23.1        Consent of KPMG LLP +
23.2        Consent of Piper Rudnick LLP (included as part of Exhibit 5.1) +
23.3        Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1) +
24          Power of Attorney (included on signature page hereto) +
99.1        Form of Enrollment Card +

----------------
*           Incorporated by reference
+           Filed herewith

ITEM 17.    UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 12, 2003.

                   LEXINGTON CORPORATE PROPERTIES TRUST

                   By: /s/ T. Wilson Eglin
                       ---------------------------------------------
                       T. Wilson Eglin
                       Chief Executive Officer, President and Chief Operating Officer

            POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Wilson Eglin and E. Robert Roskind, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


----------------------------------------------------------------------------------------------------------------

        Signature                      Capacity                                                 Date
        ---------                      --------                                                 ----
----------------------------------------------------------------------------------------------------------------
/s/ E. Robert Roskind
-----------------------------------   Chairman of the Board of Trustees                    February 12, 2003
E. Robert Roskind
----------------------------------------------------------------------------------------------------------------
/s/ Richard J. Rouse                  Vice Chairman of the Board of
-----------------------------------   Trustees and Chief Investment                        February 12, 2003
Richard J. Rouse                      Officer
----------------------------------------------------------------------------------------------------------------
/s/ T. Wilson Eglin
-----------------------------------   Chief Executive Officer, President,                  February 12, 2003
T. Wilson Eglin                       Chief Operating Officer and Trustee
----------------------------------------------------------------------------------------------------------------
/s/ Patrick Carroll
-----------------------------------   Chief Financial Officer, Treasurer                   February 12, 2003
Patrick Carroll                       and Vice President
----------------------------------------------------------------------------------------------------------------
/s/ Paul R. Wood
-----------------------------------   Vice President, Chief Accounting                     February 12, 2003
Paul R. Wood                          Officer and Secretary
----------------------------------------------------------------------------------------------------------------
/s/ Geoffrey Dohrmann
-----------------------------------   Trustee                                              February 12, 2003
Geoffrey Dohrmann
----------------------------------------------------------------------------------------------------------------
/s/ Carl D. Glickman
-----------------------------------   Trustee                                              February 12, 2003
Carl D. Glickman
----------------------------------------------------------------------------------------------------------------
/s/ Jack A. Shaffer
-----------------------------------   Trustee                                              February 12, 2003
Jack A. Shaffer
----------------------------------------------------------------------------------------------------------------
/s/ Seth M. Zachary
-----------------------------------   Trustee                                              February 12, 2003
Seth M. Zachary
----------------------------------------------------------------------------------------------------------------

                                  EXHIBIT INDEX

EXHIBIT NO. EXHIBIT

4.1         Declaration of Trust of the Company, dated December 31, 1997 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed
            January 16, 1998) *
4.2         By-Laws of the Company (filed as Exhibit 3.2 to the Company's Annual
            Report on Form 10-K for the year ended December 31, 1997 (the "1997
            10-K") *
4.3         Articles of Amendment of Declaration of Trust of the Company (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4
            (File No. 333-70790)) *
4.4         Specimen of Common Shares Certificate of the Company (filed as
            Exhibit 3.2 to the 1997 10-K) *
5.1         Opinion of Piper Rudnick LLP +
8.1         Tax Opinion of Paul, Hastings, Janofsky & Walker LLP +
23.1        Consent of KPMG LLP +
23.2        Consent of Piper Rudnick LLP (included as part of Exhibit 5.1) +
23.3        Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1) +
24          Power of Attorney (included on signature page hereto) +
99.1        Form of Enrollment Card +

----------------
*           Incorporated by reference
+           Filed herewith